Bethlehem Steel Corporation                               Lukens Inc.
Bethlehem, Pa                                             Coatesville, Pa
610-694-3711                                              610-383-3393
Sotto Kovach                                              Rick Whitmyre

FOR IMMEDIATE RELEASE

        BETHLEHEM, Pa., December 15, 1997 - Bethlehem Steel Corporation and Lukens Inc. announced today their signing of a definitive merger agreement in which Bethlehem would acquire the Coatesville, Pa.-based steelmaker in a transaction valued at about $650 million, including the assumption of about $250 million of debt. The equity value of about $400 million is based on Bethlehem paying $25 for each share of Lukens' common stock outstanding on the date of closing by issuing Bethlehem common stock for 38 percent of the total equity value and paying cash for the remaining 62 percent. The amount of Bethlehem common stock per Lukens share will be based on the 15-day closing average prior to closing, but not less than 2.797 Bethlehem shares or more than 3.62 Bethlehem shares.

        Curtis H. Barnette, chairman and chief executive officer of Bethlehem said, "This transaction has significant strategic benefits to Bethlehem and will establish the premier plate business in North America by combining the strengths of each company to create a more globally competitive and customer-focused plate business with the broadest range of plate products in the industry. It will also result in better utilization of the best facilities of both companies and will result in significant synergies, improved customer satisfaction and overall lower costs."

        Mr. R.W. Van Sant, chairman and chief executive officer, Lukens Inc., said, "Over the last five years, we have generated considerable strategic value in our company. Bethlehem Steel's offer recognized the role this value can play in its plans for building the world's premier plate steel business. We believe that this combination will yield highly attractive benefits for all stakeholders, and we look forward to working with the Bethlehem team to meet these goals in the future."

        Bethlehem said that after a transition period required to integrate the operations of the two companies, it expects that the combination will increase its earnings per share. The transaction is expected to close by early Second Quarter 1998, subject to approval of Lukens' shareholders and government regulators.

        Bethlehem said that it is actively studying options for maximizing the value of Lukens' light flat rolled stainless business and its Washington Specialty Metals business, a leading distributor of stainless steel products. Bethlehem said that these operations are not part of its core business strategy and therefore plans to divest these assets. Mr. Van Sant said, "These assets are well managed businesses with strong management teams and good potential for significant value."

        In announcing the agreement, Bethlehem said that it would act promptly after closing to combine the plate businesses of both companies to take full and immediate advantage of the merged facilities' capabilities. "We are planning to have the Bethlehem and Lukens plate operations function as a separate Division of Bethlehem, headquartered in Coatesville, with consolidated operations and marketing resources. This will allow the newly created Business Division, to be called the Bethlehem-Lukens Plate Division, to concentrate solely on the plate business and to provide its customers a greater level of quality and service," said Mr. Barnette.

        Bethlehem's three plate mills - Burns Harbor's 160" and 110" sheared plate mills and Sparrows Point's 180" sheared plate mill - have annual shipments of about 1.5 million tons. Lukens ships approximately 750,000 tons of carbon and alloy plate and 260,000 tons of stainless steel products from its Coatesville 140" and 206" plate mills, its Conshohocken 110" combination Steckel/sheared mill and its stainless facilities in Pennsylvania and Ohio.

        After an appropriate period of transition, the new Division will operate four of the present six plate mills now operated by both companies. Bethlehem indicated that the business of the Coatesville 206" plate mill and Sparrows Point's 160" plate mill will be consolidated with the other four mills. These two mills will be closed at a future time to be established, and a restructuring charge of about $50 million will be incurred.

        In addition to complementing Bethlehem's carbon and alloy plate business, Lukens' stainless plate capabilities will allow the new Division to provide its customers an even broader product line. The combined business will produce the widest range of plate gages and grades in North America, including carbon, alloy, resulphurized, high strength-low alloy, normalized, quenched and tempered, clad and stainless plate.

        The combination should significantly reduce costs by improving utilization of the four remaining mills. Lukens has also just completed a major $350-million modernization program to enhance melting, rolling and certain finishing capabilities, which will enhance the new Division's strengths. Bethlehem said that the combined plate businesses would cause it to be one of the lowest cost carbon plate producers, improve the utilization of its raw steelmaking capabilities and reduce administration and associated costs.

        The principal consuming markets for plate products are service centers, construction, industrial machinery, farm equipment, transportation, railroad cars, pipe and tube, oil and gas pipeline, and shipbuilding industries. The total domestic market for both cut and coil plate was about twelve million tons in 1996, including about 25 percent imports.

        Bethlehem Steel, with current annual sales of about $4.7 billion, is the second largest steel company in the United States. Bethlehem produces plate at its Burns Harbor, Ind., and Sparrow Point, Md., facilities, and consumes plate at its Pennsylvania Steel Technologies' pipe mill in Steelton, Pa. Lukens, which currently has sales of about $1.0 billion per year, is the only steelmaker in North America that produces carbon, alloy and stainless steels on a flexible, fully integrated manufacturing system. Lukens presently has major steelmaking and finishing facilities in Coatesville, Conshohocken, Houston and Washington, Pa. and in Massillon, Ohio.

        After the combination of the two companies, Bethlehem's annual sales, excluding Lukens' stainless sheet and distribution businesses, will be about $5.5 billion per year, with annual shipments of about ten million tons. Bethlehem currently has about 15,500 employees and Lukens has about 3,400 employees.

        Following the combination, Mr. Barnette will continue as Chairman and Chief Executive Officer of Bethlehem Steel Corporation. Mr. Van Sant will serve as the President of the Bethlehem-Lukens Plate Division.

        J.P. Morgan acted as financial adviser to Bethlehem on this transaction, and Credit Suisse First Boston was the adviser to Lukens.